Exhibit 10.4

[Date]

[Name]

[Address]

Dear ________________:

This Retention Bonus Agreement the (“Agreement”) is entered into as of the date written below between [_______] (“you”) and Timber Pharmaceutical, Inc. (the “Company”) for the purpose of setting forth the requirements for you to receive additional compensation as consideration for your continued employment with and efforts on behalf of the Company as the Company continues to pursue all efforts to complete and consummate a Transaction (as defined below).

We consider your continued service and dedication to the Company essential and critical to meeting this goal.

To incentivize you to remain employed with the Company through and until the completion of a Transaction, we are pleased to offer you a retention bonus in the amount of $_________ (the “Retention Bonus”), which is equal to approximately 25% of your current annual salary, subject to the following terms and conditions:

1.         Payment. The Retention Bonus will be payable to you, subject to all applicable tax withholdings and deductions and the repayment obligation set forth in Paragraph 2 below, in a single lump sum in the next practical payroll cycle following your execution and return of this Agreement, assuming you execute it prior to the Deadline (as defined below).

2.         Repayment. The Retention Bonus is conditioned on your continued employment by the Company until the earlier to occur of (i) April 30, 2024, or (ii) closing of a Transaction (provided you further agree to cooperate, as required, to assist with any affairs of the Company (including any wind-up or liquidation matters reasonably requested by the Company) for a period of 60 days post-closing of the Transaction (the “Post-Closing Cooperation Period)) (each a “Trigger”), provided that if you obtain new employment during the Post-Closing Cooperation Period, such cooperation (x) does not reasonably impede your duties with your new employer and (y) is subject to your new employer’s consent (with such consent not to be unreasonably withheld). Except as provided in Paragraph 3 below, if your employment with the Company terminates prior to the closing of a Transaction for any reason other than as provided in paragraph 3, below, the Retention Bonus will be forfeited and you must, not later than thirty (30) days after your termination of employment, repay the entire Retention Bonus to the Company. In the event that you fail or refuse to repay the Repayment Bonus within such time, interest shall accrue at a rate equal to the prevailing 10-year Treasury Bill rate on the date of your termination of employment, plus three percent (3%), compounded daily from the date of your termination of employment with the Company until the date that the Retention Bonus is repaid. Should you not timely repay the Retention Bonus, the Company shall have the right to recover costs (including reasonable attorneys’ fees and costs) incurred to pursue collection from you.

3.         Exceptions to Repayment. Notwithstanding Paragraph 2, you shall not be required to repay the Retention Bonus if prior to a Trigger:

(a) your employment is involuntarily terminated by the Company other than for “Cause” (as defined below); or

(b) your employment with the Company terminates due to your death or “Total and Permanent Disability” (as defined below).

For purposes of this Agreement:

“Cause” means: (i) your conviction for an act constituting a felony, or your guilty plea or plea of nolo contendere to such a felony; (ii) your commission of fraud, embezzlement, theft or other misappropriation of funds or property of the Company or any of its subsidiaries; (iii) your material neglect, or refusal to discharge, perform or observe the duties and responsibilities of your position, provided you have been given written notice of such neglect or refusal, and you have not cured such neglect or refusal within fifteen (15) days thereafter (if the matter is, in the discretion of the Company, curable); or (iv) your violation of a Company policy or your breach of any obligation or duty to the Company or any written agreement between you and the Company, including (without limitation) any agreement providing non-competition, non-solicitation, non-disparagement, or protection of confidential information covenants, as determined in the discretion of the Company.

“Transaction” means (i) any sale or transfer by the Company, directly or indirectly, of all or substantially all of the assets of the Company (ii) any sale or transfer of a majority of the equity securities of the Company, (iii) any consolidation, merger, recapitalization, or reorganization of the Company, in each case, in a single transaction or series of related transactions, other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to hold a majority of the voting power in the resulting entity or a parent entity.

“Total and Permanent Disability” means that you are unable, in the determination of the Company, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

4.         No Effect on Salary or Benefits. The Retention Bonus shall not be taken into account for purposes of any benefit plan, policy, or arrangement of the Company in which you participate or are covered, except to the extent expressly provided in any such benefit plan, policy, or arrangement. Without limiting the preceding sentence, the Retention Bonus shall not be considered in the computation of your base salary and shall not be considered in the determination of any severance or separation payments or benefits for which you may be eligible.

5.         Offsets. The Company shall be entitled to offset any amounts payable to you from the Company or any of its affiliates by any Retention Bonus that is subject to repayment pursuant to Paragraph 2.

6.         No Contract of Employment. This Agreement and the Retention Bonus are not a contract or guarantee of employment with the Company and they are not intended to change in any way the “at-will” status of your employment with the Company.

7.         Entirety; Successors; Modifications. This Agreement is the entire agreement between you and the Company concerning the terms of the Retention Bonus, and it supersedes any other oral or written agreement or statement with respect to the subject matter hereof. This Agreement is binding on the Company and any direct corporate successor to the Company or its business, and on you, your estate, personal representative, guardian or any other person acting in your interest. This Agreement cannot be modified except in writing signed by you and the Company.

8.         Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Delaware, without regard to choice of law or conflict of law principles. THE COMPANY AND YOU HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT.

Please confirm your agreement and understanding of the terms above by countersigning this Agreement below and returning it to ________________ by ______________, 2023 (the “Deadline”). If you do not countersign and return this Agreement by the Deadline, the offer contained in this Agreement will be null and void in all respects. The Company expects that you will keep this Agreement and its contents confidential.

We are grateful for the work you have done for the Company. Your expertise, capabilities and efforts on behalf of the Company are very much appreciated.

Regards,

I confirm that I have read, understand and agree to the terms set forth above:

[Name]

Dated: